Exhibit 10.19

June 19, 2013

Michael Grainger, Chairman, Compensation Committee
ScanSource, Inc.
6 Logue Court
Greenville, South Carolina 29615

Dear Mike:

Pursuant to my Amended and Restated Employment Agreement (“Agreement”) dated June 6, 2011, as further amended effective July 1, 2012, I am eligible to receive incentive compensation from ScanSource, Inc. (“Company”) in accordance with certain performance goals as identified in Exhibit A to the Agreement.

In order to better align my incentive compensation with the new executive officer bonus program to be established by the Company, I hereby voluntarily agree to forego for fiscal 2014 a portion of any incentive compensation to which I may otherwise be entitled under the Agreement for a more limited variable compensation design with a target bonus opportunity equal to 150% of my base salary and subject to a cap of 200% of my base salary

By signing below, the Company acknowledges and accepts this offer of reduction of my variable compensation for fiscal year 2014. Except as modified herein, the Agreement remains in full force and effect in accordance with its terms.

Sincerely,

/s/ Michael L. Baur

Michael L. Baur

ACKNOWLEDGED AND ACCEPTED

ScanSource, Inc.

By: John J. Ellsworth

Date:     6/19/13